FILED WITH THE DELAWARE SECRETARY OF STATE ON NOVEMBER 6, 1996

 CERTIFICATE OF AMENDMENT OF
 RESTATED CERTIFICATE OF INCORPORATION OF
 DIONEX CORPORATION (a Delaware corporation)

 DIONEX CORPORATION, a Delaware corporation (the "Corporation"), does hereby certify:

	First:	The name of the Corporation is DIONEX CORPORATION.

	Second:	The date on which the Corporation's original
 Certificate of Incorporation was filed with the Delaware Secretary of State is September 5, 1986.

	Third:	The Board of Directors of the Corporation acting
 in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend and restate Article Fourth of the Restated Certificate of Incorporation of the Corporation to read in full as follows:

		 FOURTH. The total number of shares of stock which the corporation shall have authority to issue is forty million (40,000,000) shares of Common Stock with par value of $0.001 per share, and one million (1,000,000) shares of Preferred Stock with a par value of $0.001 per share.

 		The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized in the resolution or resolutions providing for the issue of any wholly unissued series of Preferred Stock, to fix, state, and express the powers, rights, designations, preferences, qualification, limitations, and restriction thereof, including, without limitation: the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of stock of the corporation and the terms and conditions, including price and rate of exchange of such conversion or exchange; the redemption (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, designations, preferences, qualifications, limitations, and restrictions as the Board of Directors may desire to so fix. The Board of Directors if also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issue of shares of that series and to decrease, but not increase, the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding (in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series)."

	FOURTH:	Thereafter pursuant to a resolution of the Board
 of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

	Fifth:  All other provisions of the Restated
 Certificate of Incorporation shall remain in full force and effect.

 IN WITNESS WHEREOF, DIONEX CORPORATION has caused this Certificate of Amendment to be signed by its President and Chief Executive
 Officer and attested to by its Secretary this 30th day of October, 1996.


DIONEX CORPORATION


/S/ A. Blaine Bowman
A. Blaine Bowman
President and Chief Executive
Officer


ATTEST:



/s/ James C. Gaither
James C. Gaither
Secretary